Exhibit 4.20

                              FEE PAYMENT AGREEMENT

         THIS  FEE  PAYMENT  AGREEMENT,  dated  as  of  August  20,  2004  (this
"Agreement"), is by and between Ramp Corporation, a Delaware corporation ("Company"), having an address at 33 Maiden Lane, New York, New York 10038 and Jenkens & Gilchrist Parker Chapin LLP, a New York limited liability partnership (the "Firm"), having an address at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.

                                   WITNESSETH:

         WHEREAS, the Firm has represented the Company and its subsidiaries in various general corporate and securities matters and the Firm has rendered invoices for the periods ended June 30, 2004 and July 31, 2004 (the "Outstanding Invoices") in connection with such matters in the amount of $167,981.32;

         WHEREAS, the Company desires to make payment of the Outstanding Invoices to the Firm for such representation and to provide for payment of future invoices by the Firm for such matters; and

         WHEREAS, the Company has offered to pay one-third of the Outstanding Invoices in cash and two-thirds of the Outstanding Invoices in shares of common stock, par value $.001, of the Company, and the Firm is willing to accept such payment of the Outstanding Invoices, on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Firm hereby agree as follows:

1. Payment in Stock. The Company shall issue an aggregate of 4,000,000 shares of common stock, par value $.001 per share (the "Shares"), to Martin Eric Weisberg, Esq., an accredited investor and a partner at the Firm in payment of services rendered by the Firm in connection with the representation of the Company with regards to general corporate and securities matters for the period ending through July 31, 2004 and for services to be rendered thereafter (the "Transaction Matters"). One-third of the balance of the unpaid Outstanding Invoices owed to the Firm shall be paid in cash and the remaining two-thirds of the balance of the Outstanding Invoices owed to the Firm shall be paid in Shares. The Company agrees that if the sale of the Shares by the Firm results in net cash proceeds to the Firm that is less than the Outstanding Invoices owed or any future balances owed to the Firm in connection with the Transaction Matters, the Company shall pay the Firm an amount of cash so that the net cash proceeds from the sale of such Shares together with such cash payment shall equal the Outstanding Invoices owed or any future balance owed to the Firm in connection with the Transaction Matters. The issuance of the Shares and the effectiveness of this Agreement is conditioned upon the effectiveness of a registration statement on Form S-3 covering the Shares which registration statement shall be filed by the Company with the Securities and Exchange Commission. The Company covenants and agrees to prepare and file the Form S-3 on or before August 20, 2004.


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2.  Miscellaneous.  This  Agreement  shall be  governed  by,  and  construed  in accordance with, the laws of the State of New York. All the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective assigns of the parties hereto, whether so expressed or not. This Agreement embodies the entire agreement and understanding among the parties hereto relating to the subject matter of this Agreement. All notices from any party to this Agreement shall be mailed or delivered to the other party to the address set forth in the preamble to this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       RAMP CORPORATION


                                       By:_________________________________
                                          Name:   Andrew Brown
                                          Title:  Chief Executive Officer


                                       JENKENS & GILCHRIST PARKER CHAPIN LLP


                                       By:_________________________________
                                          Name:   Martin Eric Weisberg
                                          Title:  Partner
















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